Exhibit 4.13

Addendum N° 6 Framework Crude Services Agreement

Addendum No. 6

Framework Crude Services Agreement

Between

CENIT Transporte y Logística de Hidrocarburos S.A.S.

and

ECOPETROL S.A.

Bogotá D.C., April 25, 2016

Addendum N° 6 Framework Crude Services Agreement

Addendum No. 6 to the

Framework Crude Services Agreement

This Addendum (“Addendum No. 6”) to the Framework Crude Services Agreement (the “Agreement”) is entered into on this day, April twenty-fifth (25th), 2016 (hereinafter the “Signing Date”), by the following parties (hereinafter the “Parties”, and each of them a “Party” or the “Party”):

1.	CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., a Colombian simplified stock corporation [sociedad por acciones simplificadas] organized pursuant to a private document dated June fifteenth (15th), 2012, registered with the commercial registry on June fifteenth (15th), 2012, with commercial registration No. 02224959 (hereinafter “CENIT”), represented for the signing of this Addendum by THOMAS RUEDA EHRHARDT, acting in his capacity as legal representative of CENIT; and

2.	ECOPETROL S.A., a Colombian mixed privately/publicly owned corporation [sociedad de economía mixta], associated with the Ministry of Mining and Energy, authorized by Law 1118 of 2006, acting in accordance with its bylaws and having principal domicile at Bogotá, D.C., with NIT 899.999.068-1, represented for the signing of this instrument by JUAN CARLOS ECHEVERRY GARZÓN, identified as shown beneath his signature, who is acting in his capacity as Chief Executive Officer, authorized to enter into this addendum in accordance with the provisions of the ECOPETROL S.A. Bylaws (hereinafter “ECOPETROL”), and

The Parties have approved the aspects set forth below, subject to the following

RECITALS

1.	On April 1st, 2013, CENIT and ECOPETROL entered into the Framework Agreement for complete provision of the Services (as defined in the Agreement), pursuant to which CENIT provides to ECOPETROL Crude Transport Services by Pipeline along the Galán – Ayacucho Corridor.

2.	The reduction in ECOPETROL’s production of light and medium crude, as well as the trend among domestic producers (third parties) to export all their production, has rendered difficult the process of purchasing appropriate crude (raw material) for the Barrancabermeja Refinery in the domestic market. In that regard, it has been noted that the medium and light crude content in the refinery’s diet has declined, which has affected its operations by forcing it to reduce its load in order to operate with a diet of increasingly heavy crude. In studying the transport systems to which the Barrancabermeja Refinery is connected, it was determined that it is possible to mitigate this problem by increasing the availability of light and medium crudes transported along the Caño Limón – Coveñas Oil Pipeline (eastern corridor), since mixes of heavy crude are being transported along the western corridor.

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Addendum N° 6 Framework Crude Services Agreement

3.	To be able to supply appropriate crude (light/medium) to the Barrancabermeja Refinery, ECOPETROL asked CENIT to amend the Framework Services Agreement, to guarantee that the 14” Galán – Ayacucho line can also transport an average minimum of thirty thousand barrels per calendar day (30,000 bpcd) in the direction Ayacucho – Galán under the Quality Specifications set forth in Annex TC-1 of the Agreement for Vaconia Blend or Caño Limón Crude (hereinafter the “Reversal Plan”).

4.	To address ECOPETROL’s needs, the entry into operation of the Reversal Plan implies that CENIT must undertake a series of investments and operational adjustments, to which end the Parties agree that this Addendum No. 6 will establish the terms and conditions by which ECOPETROL will adequately compensate CENIT for the aforementioned investments and adjustments.

Pursuant to the above recitals, CENIT and ECOPETROL

AGREE:

ONE.- As compensation for the necessary investments and operational adjustments required for the entry into operation of the Reversal Plan, the Parties agree the payment of the following monetary considerations, in accordance with the terms set forth below:

“Monetary considerations, Reversal Plan:

Notwithstanding monthly payment of the Fee for provision of Services on the 14” Galán – Ayacucho Oil Pipeline to which CENIT is entitled, as set forth in Section 5.02 of the Agreement, the investments and operational adjustments shall be recovered through monthly payment by ECOPETROL, where applicable, of the following monetary considerations, over a period of seven (7) Calendar Years counting from the Effective Date of this Addendum No. 6 (hereinafter the “Term for the Monetary considerations of the Reversal Plan”):

(i)	A fixed monetary consideration equivalent to FORTY-NINE THOUSAND, TWO HUNDRED SEVENTY-FIVE US dollars (USD$ 49,275), as compensation for the investments made to place the Reversal Plan into operation, resulting from the product of multiplying thirty thousand Barrels per Calendar Day (30,000 BPCD) by ZERO POINT ZERO FIVE FOUR US DOLLARS (USD$ 0.054) for three hundred sixty-five (365) Days, divided by twelve (12) Calendar Months during the Term of the Monetary Considerations of the Reversal Plan (hereinafter the “Monetary Consideration for Investment”); plus

(ii)	A fixed monetary consideration for ECOPETROL’s use of the 14” two-way Galán – Ayacucho line in the direction Ayacucho – Galán on one Day of the Month of Operations invoiced, which will apply regardless of the volume effectively transported by ECOPETROL (hereinafter the “Fixed Monetary Consideration for Use of Reversal”). The monthly value of the Fixed Monetary Consideration for Use of Reversal shall result from the product of multiplying thirty thousand Barrels per Calendar Day (30,000 BPCD) by ZERO POINT EIGHT ZERO SEVEN US DOLLARS (USD$ 0.8070) for each Day ECOPETROL effectively uses the 14” two-way Galán – Ayacucho pipeline in the direction Ayacucho – Galán during a Month of Operations; plus

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Addendum N° 6 Framework Crude Services Agreement

(iii)	A variable monetary consideration applicable as of Barrel number thirty thousand one (30,001) effectively carried on the 14” two-way Galán – Ayacucho pipeline in direction Ayacucho – Galán on one Day of the Month of Operations invoiced (hereinafter the “Variable Monetary Consideration for Use of Reversal”). The monthly amount of the Variable Monetary Consideration for Use of Reversal shall result from the product of multiplying ZERO POINT EIGHT ZERO SEVEN US DOLLARS (USD$ 0.8070) by each additional Barrel over thirty thousand Barrels per Calendar Day (30,000 BPCD) effectively carried on one Day of the Month of Operations.

The Fixed Monetary Consideration for Use of Reversal and the Variable Monetary Consideration for Use of Reversal shall not apply and therefore may not be invoiced by CENIT for Days when the 14” two-way Galán – Ayacucho pipeline operates in direction Galán – Ayacucho, provided that on that same Day the 14” two-way Galán – Ayacucho pipeline has not operated in direction Ayacucho – Galán.”

TWO.- As of the Effective Date, the Galán – Ayacucho Corridor identified in Annex TC-7 of the Crude Transport Service by Oil Pipeline – Contracted Capacity of ECOPETROL for each Oil Pipeline, shall be understood as being included in the 18” Galán – Ayacucho and the 14” two-way Galán – Ayacucho pipelines.

THREE.- To amend, as of the Effective Date (as this term is defined in Clause 4 of this Addendum No. 6), Annex TC-8 of the Crude Transport Service by Oil Pipeline – Oil Pipelines Entry and Exit, to include the new entry points for the 14” two-way Galán – Ayacucho line in direction Ayacucho – Galán, which shall read as follows:

System (Line)	Initial Station	End Station	Initial Custody Transfer Point	Final Custody Transfer Point
14” Two Way Ayacucho – Galán Line	(Direction Ayacucho – Galán) Ayacucho (Direction Galán – Ayacucho) Galán	(Direction Ayacucho – Galán) Galán (Direction Galán – Ayacucho) Ayacucho

(Direction Ayacucho – Galán)

• Official Measurement: Dynamic and/or Static from Ayacucho

• Transfer point: ACN metering system at Ayacucho and dedicated tanks.

• Physical limit of border or pumping facility [bateria]: closest link [brida] to the Ayacucho metering system.

Closest link to the valves of the Ayacucho storage tanks

(Direction Galán – Ayacucho)

• Official Measurement: Static

Pump House 8 • Transfer point: at the tanks of Pump House 8

• Physical limit of border or pumping facility: closest link to the valves of the Pump House 8 storage tanks

(Direction Ayacucho – Galán)

• Official measurement: Dynamic Pump House 8

• Transfer point: at the meters

• Physical limit of border or pumping facility: at the link of the downstream connection of the Pump House 8 meters.

(Direction Galán – Ayacucho)

• Dynamic measurement from Ayacucho at meters 1301 and 1302

• Transfer point at the Ayacucho dynamic meters

• Physical limit of border or pumping facility: closest link to the Ayacucho metering system.

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Addendum N° 6 Framework Crude Services Agreement

FOUR.- The Parties shall understand by Effective Date of Addendum No. 6 the date that CENIT indicates to ECOPETROL as the Day the Reversal Plan is operationally available, provided that all necessary permits and authorizations have been obtained for its entry into operation.

In any event, the notification must be made a minimum of sixty (60) Days in advance of the first Day of the Month of Operations of the direction Ayacucho – Galán of the 14” two-way Galán Ayacucho pipeline.

CENIT may amend the date of notification mentioned in this clause, notifying ECOPETROL in writing again of the date when the Reversal Plan will be operationally available, prior to the date initially indicated, without thereby implying any responsibility or breach whatsoever by CENIT. Consequently, the Parties shall understand that the Effective Date shall be the date set forth in the aforementioned communication.

FIVE.- ECOPETROL may not exercise the rights assumed in Part (ii) of Section 3.05 of the General Conditions of the Agreement upon final release of Firm Capacity in the Galán Ayacucho Corridor during the Term of the Monetary Consideration for the Reversal Plan. In any event, the Term of the Monetary Consideration for the Reversal Plan shall not suspend the term set forth in Section 3.05 (ii) (c) of the Agreement.

SIX.- The Parties agree that the Monetary Consideration for Investment, the Fixed Monetary Consideration for Use of Reversal and the Variable Monetary Consideration for Use of Reversal as described in Clause One of this Addendum No. 6 shall not be subject to any adjustment or indexation over time.

SEVEN.- Without prejudice to the provisions of Clause One of this Addendum No. 6, the Fixed Monetary Consideration for Use of Reversal and the Variable Monetary Consideration for Use of Reversal may be subject to revision by CENIT in the event that ECOPETROL undertakes final releases of Firm Capacity on any of the following Oil Pipelines or agreements: 8” Ayacucho – Galán, 16” Ayacucho – Coveñas, 24” Ayacucho – Coveñas or Use of Port for Crude at Coveñas.

EIGHT.- The Parties understand that the other clauses of the Agreement shall remain current in all aspects not expressly amended in this Addendum No. 6.

In attestation of the above, this Addendum No. 6 is signed by the undersigned, in Bogotá D.C., on April twenty-fifth (25th), 2016.

By ECOPETROL,	By CENIT,

/s/ Juan Carlos Echeverry Garzón	/s/ Thomas Rueda Ehrhardt
Juan Carlos Echeverry Garzón	Thomas Rueda Ehrhardt
Chief Executive Officer	Chairman

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